EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 22, 2009, relating to the financial statements and financial highlights which appear in the May 31, 2009 Annual Reports to Shareholders of the American Century Municipal Trust, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights," "Independent Registered Public Accounting Firm," "Financial Statements," and "Annual and Semiannual Reports" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Kansas City, Missouri
February 8, 2010